Exhibit No. 99.1

Erie Family Life Insurance Company Sets Dividend Rate;
Announces Additional Nominee to Board of Directors

Erie, Pa. – February 23, 2005 — At the February 22, 2005, meeting of the Board of Directors of the Erie Family Life Insurance Company (Bulletin Board: ERIF), the board voted to maintain the regular quarterly dividend paid to shareholders at $.22 per share. The dividend is payable April 1, 2005, to shareholders of record as of March 17, 2005, with a dividend ex-date of March 15, 2005.

In a separate action, the Board of Directors of Erie Family Life Insurance Company accepted and approved a report of the Company’s Nominating and Governance Committee, which unanimously recommended expansion of the Company’s Board of Directors from 12 to 13 members and nominated Jonathan Hirt Hagen to fill the seat. Mr. Hagen is a private investor and grandson of Company founder, H.O. Hirt. In its report to the Board, the Nominating and Governance Committee stated that, if elected, Mr. Hagen would facilitate the succession of family members on the Company’s Board of Directors.

The full slate includes: Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof and Robert C. Wilburn. Information on each of the nominees will be included in the Company’s Proxy Statement to be mailed to Shareholders prior to the Annual Meeting. Members of the Board of Directors will be elected at the Company’s Annual Meeting of Shareholders scheduled for April 19, 2005, at the Company’s headquarters in Erie, Pennsylvania.

Erie Family Life Insurance Company is a member company of the Erie Insurance Group that includes the Erie Indemnity Company, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Flagship City Insurance Company and Erie Insurance Property and Casualty Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 368 on the FORTUNE 500 and is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.